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                                                                   EXHIBIT 99.2
                 CONSENT OF NATIONSBANK CAPITAL MARKETS, INC.

  We hereby consent to the inclusion of our opinion letter to the board of directors of Living Centers of America, Inc. ("LCA") as Appendix VII to the Joint Proxy Statement/Prospectus of LCA and GranCare, Inc. relating to the Transactions (as defined in such opinion). In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933 and the rules and regulations promulgated thereunder.

/s/ NationsBanc Capital Markets, Inc.
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NATIONSBANC CAPITAL MARKETS, INC.

Charlotte, North Carolina
September 24, 1997